Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the prospectus constituting a part of this registration statement on Form S-3, as amended, of our reports dated October 11, 2013, relating to the consolidated financial statements and schedule and the effectiveness of Xcerra Corporation’s (formerly known as LTX-Credence Corporation) internal control over financial reporting, appearing in the Xcerra Corporation’s Annual Report on Form 10-K for the year ended July 31, 2013.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ BDO USA, LLP

Boston, Massachusetts

June 11, 2014